Exhibit 99.1

TELEFLEX®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA	Phone: 610-948-5100	Fax: 610-948-5100

Contact:	Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	March 12, 2012

TELEFLEX APPOINTS THOMAS E. POWELL SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER

Reaffirms previously provided 2012 constant currency revenue growth and adjusted earnings per share guidance ranges

Limerick, PA – Teleflex Incorporated (NYSE: TFX) today announced the appointment of Thomas E. Powell, 50, as Senior Vice President and Chief Financial Officer. Mr. Powell, who has served as the CFO of two other publicly traded companies, joined Teleflex in 2011 as Senior Vice President, Global Finance. He replaces Richard (Randy) A. Meier, whose employment with the Company terminated, effective March 9, 2012.

“Tom Powell joined our organization last year as part of our succession planning for key executive positions at Teleflex,” said Benson Smith, Chairman, President and CEO. “His contributions to our recent progress, combined with his background as CFO of two other publicly traded companies, as well as his medical technology industry experience, provide us with a very capable and seasoned executive to lead our finance organization as we implement our growth strategies.”

Prior to joining Teleflex, Mr. Powell served since 2009 as CFO of TomoTherapy Incorporated, which was sold last year to Accuray Incorporated. Previously, he was CFO of Textura Corporation and Executive Vice President, CFO and Treasurer of Midway Games Inc. Mr. Powell has also held leadership positions with Dade Behring, Inc. (now Siemens Healthcare Diagnostics), PepsiCo, Bain & Company, Tenneco Corporation and Arthur Andersen & Company. He earned a MBA from the University of Chicago and a Bachelor’s degree in Accounting from Pennsylvania State University.

“Since joining Teleflex last year, I’ve enjoyed working with the team and am excited about the opportunity to expand my role,” said Mr. Powell. “Teleflex has a well defined plan and strategy for future growth and I am confident in our ability to execute it.”

Teleflex also today reaffirmed its previously provided 2012 constant currency revenue growth and adjusted earnings per share guidance ranges.

ABOUT TELEFLEX INCORPORATED

Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 11,500 people worldwide and serves healthcare providers in more than 130 countries. For additional information about Teleflex please refer to .

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, statements relating to 2012 constant currency revenue growth and adjusted earnings per share guidance ranges. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.